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                                                                       Exhibit 4


                               September __, 1999


E-greetings Network
501 Second Street, Suite 114
San Francisco, CA  94107

Credit Suisse First Boston Corporation
BancBoston Robertson Stephens Inc.
c/o      Credit Suisse First Boston Corporation
         11 Madison Avenue
         New York, NY  10010

Ladies and Gentlemen:

       As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in the establishment of a public market for the Common Stock (the "SECURITIES") of E-greetings Network (the "COMPANY"), the undersigned hereby agrees that it will not, during the period commencing on the date hereof and ending 180 days ("THE LOCK-UP PERIOD") after the date of the final prospectus (the "COMMENCEMENT DATE") relating to the offering of shares of the Securities pursuant to the Underwriting Agreement, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, or publicly disclose the intention to make any such offer, sale, pledge or disposal without the prior written consent of Credit Suisse First Boston Corporation (the "REPRESENTATIVE"). The foregoing sentence shall not apply to (a) the sale of any shares of Securities to the Underwriters pursuant to the Underwriting Agreement;
(b) transactions relating to Securities acquired in open market transactions after the Commencement Date; (c) any (i) bona fide gift or (ii) transfer to the undersigned's immediate family or to a trust for the benefit of the undersigned, his or her immediate family, or both; or (d) any transfer by the undersigned, if the undersigned is a corporation or partnership (i) to another corporation or partnership if the transferee and the undersigned are affiliates of the undersigned or (ii) as part of a distribution without consideration from the undersigned to its equity holders on a pro rata basis in accordance with the equity holder's percentage ownership of the undersigned; provided, however, that, as a condition of any such transfer pursuant to clause (c) or (d) of this paragraph, each transferee shall agree to be bound by the terms hereof and shall execute an agreement substantially in the form hereof which the transferor shall cause to be delivered to the Representative prior to any such transfer.

         In addition the undersigned agrees that without the prior written consent of Credit Suisse First Boston Corporation, it will not during the Lock-Up Period make any demand for or exercise any right with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock.

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         In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

         This Agreement shall be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned and its affiliates. This agreement shall lapse and become null and void if the Commencement Date shall not have occurred on or before April 1, 2000.

                                           Very truly yours,


                                           Gibson Greetings, Inc.

                                           By:   /s/ Frank J. O'Connell
                                              ----------------------------------

                                           Print Name:   Frank J. O'Connell
                                                       -------------------------

                                           Title:  Chairman, President and CEO
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